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Exhibit 99.1

SOURCE: FINANCIAL TELECOM LIMITED (USA) INC.

FOR IMMEDIATE RELEASE
HONG KONG, MARCH 7TH, 2005, 6:00AM, EST

PRESS RELEASE

FINTEL SIGNED ITS FORTH FINANCIAL SERVICE CLIENT

HONG KONG--(BUSINESS WIRE)--March 7, 2005--Financial Telecom Limited (USA) Inc. (Business Name: Fintel Group) (OTCBB:FLTL - News), www.fintel.com, announced today that it has signed a multi year financial service contract with Beijing Sinoskyline Technology Trading Co. Ltd. (Sinoskyline). The total contract value is US$1,309,100 for six years, payable by monthly installments totaled at $218,180 each year and renewable at the end of the six-year period. Fintel also obtained an option to purchase up to 30% of Sinoskyline.

Sinoskyline focuses on supplying technology products to the government and state-owned enterprises sectors in China. Its government clients include Ministry of Commerce, Ministry of Information Industry, National Development and Reforms Commission, State Grain Administration, and its banking sector clients include People's Bank of China, Shenzhen Development Bank, etc. It recorded sales revenue of 40 Million RMB (US$5 Million) for 12 months ending December 2004.

Fintel signed three similar contracts previously with Shanghai Longterms Technology Ltd, Beijing JCL Technology Commerce Ltd, and Shanghai Qianhou Computer Technology Ltd for a total of $1,062,650. The fourth contract will bring the value of all signed contracts to $2,371,750, payable at $411,730 each year.

Mr. David Chen, CEO of Fintel, comments: "As our services are gaining traction in the market place, more private Chinese companies are signing up for our services which were launched only three months ago. We have been given options to invest in all of our customer companies with Fintel's restricted common stock to be able to profit from these companies further as they grow and expand. The steady high margin recurring nature of our income stream from these customers will continue to drive our earnings in 2005 and offer attractive upside potentials thanks to our simple and powerful business model."

About Financial Telecom Limited (USA), Inc. (Fintel Group)

Fintel offers strategic corporate financial services on a long term basis to profitable privately held Chinese companies and its shareholders. Fintel at the same time obtains an option to invest in minority positions in client companies leveraging its publicly traded stock. Fintel targets high growth industries such as technology, media marketing, consumer services and manufacturing. Fintel adds substantial value in terms of financial restructuring, strategic planning and corporate governance to enable its invested companies to fully realize the value of their assets. With its highly experienced independent executives, Fintel has the capability to assist its clients achieving corporate and personal financial goals. For further information, please visit: www.fintel.com

Forward-looking statements

The statements made in this press release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

Financial Telecom Limited (USA), Inc.

Contact: Mr. Stephen Tang  Tel:  (852) 2868 0668  Fax: (852) 2877 5021

Email: stephen.tang@fintel.com